Exhibit 4.2

STOCKHOLDERS AGREEMENT

by and among

TRAEGER, INC.

and

THE STOCKHOLDERS NAMED HEREIN

Dated as of [●], 2021

-i-

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of [●], 2021, by and among (i) Traeger, Inc., a Delaware corporation (the “Issuer”); (ii) AEA Investors Fund VI LP, a Cayman Islands exempted limited partnership (“AEA VI”); (iii) AEA TGP Holdco LP (the “AEA Stockholders”); (iii) 2594868 Ontario Limited (the “OTPP Stockholder”); (iv) TCP Traeger Holdings SPV LLC, a Delaware limited liability company (the “TCP Stockholder”); and (v) any other Person who becomes a party hereto pursuant to Article V (each, such Person, the AEA Stockholder, the OTPP Stockholder and the TCP Stockholder, a “Stockholder” and such Person collectively with the AEA Stockholders, the OTPP Stockholder and the TCP Stockholder, the “Stockholders”).

WHEREAS, the parties hereto have, pursuant to the Amended and Restated Limited Partnership Agreement of TGP Holdings LP, dated as of September 25, 2017 (as amended, the “LP Agreement”), agreed to certain rights, duties and obligations with respect to ownership of Shares (as hereinafter defined) after the consummation of the IPO.

WHEREAS, in connection with the consummation by the Issuer of the IPO (as hereinafter designed), the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to ownership of Shares (as hereinafter defined) after the consummation of the IPO.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“AEA Designee” has the meaning set forth in Section 2.1(a)(i).

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes hereof, none of the Stockholders, the Issuer, or any of their respective Subsidiaries shall be considered Affiliates of any portfolio operating company in which the Stockholders or any of their investment fund Affiliates have made a debt or equity investment, and none of the Stockholders or any of their Affiliates shall be considered an Affiliate of (a) Issuer or any of its Subsidiaries or (b) each other.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that no Stockholder shall be deemed to beneficially own any securities of the Issuer held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto).

“Board” means the Board of Directors of the Issuer.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

“Certificate of Incorporation” means the Issuer’s certificate of incorporation to be filed and effective in connection with the consummation of the IPO as it may be amended and/or restated from time to time.

“Change in Control” means the occurrence of any of the following events:

(a) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Issuer to any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than to any of the Stockholders or any of their respective Affiliates (collectively, the “Permitted Holders”);

(b) any person or group, other than one or more of the Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock or interests, as applicable, of the Issuer (or any entity which controls the Issuer or which is a successor to all or substantially all of the assets of the Issuer), including by way of merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise; or

(c) a merger of the Issuer with or into another Person (other than one or more of the Permitted Holders) in which the voting stockholders or members, as applicable, of the Issuer immediately prior to such merger cease to hold at least fifty percent (50%) of the voting shares of the Issuer (or the surviving corporation or ultimate parent) immediately following such merger;

provided that, in each case under clause (a), (b) or (c), no Change in Control shall be deemed to occur unless the Permitted Holders as a result of such transaction cease to have the ability, without the approval of any Person who is not a Permitted Holder, to elect a majority of the members of the Board of Directors or other governing body of the Issuer (or the resulting entity), and in no event shall a Change in Control be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Issuer or any of its Subsidiaries, or (ii) contributing assets or equity to entities controlled by the Issuer (or owned by the Issuer in substantially the same proportions as their ownership of the Issuer).

“Closing Date” means the date of the closing of the IPO.

“Coordination Agreement” means that certain coordination agreement to be entered into in connection with the IPO, the form of which is attached as Exhibit A to the LP Agreement (as amended, restated, supplemented or otherwise modified from time to time).

“Director” means any member of the Board from time to time.

“Director Designee” means an AEA Designee, OTPP Designee or a TCP Designee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Independent Director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board (or any committee thereof) and as of any other date on which the determination is being made, as an “independent director” under the applicable rules of the Stock Exchange, as determined by the Board and as an “Independent Director” under Rule 10A-3 under the Exchange Act and any corresponding requirement of Stock Exchange rules for audit committee members, as well as any other independence requirements of the U.S. securities laws that is then applicable to the Issuer, as determined by the Board.

“Initial Public Offering” or “IPO” means the Public Offering of the Shares of the Issuer pursuant to the IPO Registration Statement.

“IPO Registration Statement” means the registration statement on Form S-1, as amended (SEC File No. 333-257714) filed with the SEC on July 6, 2021 and declared effective on [●], 2021.

“Issuer” has the meaning set forth in the Recitals.

“Joinder Agreement” has the meaning set forth in Section 4.1.

“Law,” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“LP Agreement” has the meaning set forth in the Recitals.

“OTPP Entity” means Ontario Teachers’ Pension Plan Board and any subsidiary thereof.

“OTPP Designee” means ” has the meaning set forth in Section 2.1(a)(ii).

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Public Offering” means any offering and sale of equity securities of the Issuer or any successor to the Issuer for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Registration Rights Agreement” means that certain registration rights agreement to be entered into in connection with the IPO, the form of which is attached as Exhibit B to the LP Agreement, as it may be amended and/or restated from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shares” means shares of common stock, par value of $0.0001 per share, of the Issuer, and any equity securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“TCP Designee” means has the meaning set forth in Section 2.1(a)(iii).

“Stock Exchange” means the New York Stock Exchange or such other securities exchange or interdealer quotation system on which Shares are then listed or quoted.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other form of legal entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“30% Rule” means Section 79 of regulation 909 under Section 62 of the Pension Benefits Act (Ontario) which prohibits Ontario Teachers’ Plan Investment Board and its affiliates from, directly or indirectly, investing the moneys of the plan in the securities of a corporation to which are attached more than 30 per cent of the votes that may be cast to elect or remove the directors of a corporation.

Section 1.2. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”. The terms “dollars” and “$” shall mean United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Any reference to actions by the AEA Stockholders shall mean actions taken by the holders of a majority of the Shares Beneficially Owned by the AEA Stockholders. Any reference to actions by the OTPP Stockholder shall mean actions taken by the holders of a majority of the Shares Beneficially Owned by the OTPP Stockholder. Any reference to actions by the TCP Stockholder shall mean actions taken by the holders of a majority of the Shares Beneficially Owned by the TCP Stockholder. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

ARTICLE II

MANAGEMENT

Section 2.1. Board of Directors.

(a) Composition; Company Recommendation. Following the Closing Date, each of the AEA Stockholders, the OTPP Stockholder and the TCP Stockholder shall have the right, but not the obligation, to designate for election to the Board, and the Issuer shall include such designees as nominees for election to the Board at all of the Issuer’s applicable annual or special meetings of stockholders (or consents in lieu of a meeting) at which Directors are to be elected (adjusted as appropriate to take into account the Issuer’s classified Board structure, if applicable), subject to satisfaction of all qualification and legal requirements regarding service as a Director in accordance with Section 2.1(c), the number of designees that, if elected, will result in such Stockholder having the number of Directors serving on the Board as follows:

(i) (x) Immediately following the Closing Date and so long as the AEA Stockholders continue to collectively Beneficially Own at least twenty percent (20%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees three (3) Directors designated by the AEA Stockholders, (y) if at any time following the Closing Date, the AEA Stockholders collectively Beneficially Own less than twenty percent (20%) but at least ten percent (10%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees two (2) Directors designated by the AEA Stockholders, and (z) if at any time following the Closing Date, the AEA Stockholders collectively Beneficially Own less than ten percent (10%) but at least five percent (5%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees one (1) Director designated by the AEA Stockholders (each such Board designee, an “AEA Designee”).

(ii) (x) Immediately following the Closing Date and so long as the OTPP Stockholder continues to collectively Beneficially Own at least ten percent (10%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees two (2) Directors designated by the OTPP Stockholder, and (y) if at any time following the Closing Date, the OTPP Stockholder collectively Beneficially Owns less than ten percent (10%) but at least five percent (5%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees one (1) Director designated by the OTPP Stockholders (each such Board designee, an “OTPP Designee”).

(iii) (x) Immediately following the Closing Date and so long as the TCP Stockholder continues to collectively Beneficially Own at least ten percent (10%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees two (2) Directors designated by the TCP Stockholder, and (y) if at any time following the Closing Date, the TCP Stockholder collectively Beneficially Owns less than ten percent (10%) but at least five percent (5%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees one (1) Director designated by the OTPP Stockholders (each such Board designee, a “TCP Designee”).

(b) As of the Closing Date, the Board shall be comprised of ten (10) Directors as follows:

(i) The Directors initially designated for appointment to the Board (x) by the AEA Stockholders shall be Martin Eltrich, as a Class II Director, and James Ho, as a Class III Director; (y) by the OTPP Stockholder shall be Harjit Shoan, as a Class II Director; and (z) by the TCP Stockholder shall be James Manges, as a Class II Director, and E. Daniel James, as a Class I Director.

(ii) The Independent Directors initially nominated for appointment to the Board shall be Raul Alvarez, as a Class III Director; Wayne Marino, as a Class III Director; Wendy A. Beck, as a Class I Director; and Elizabeth C. Lempres, as a Class I Director.

(iii) Jeremy Andrus, the Chief Executive Officer of the Issuer, as a Class I Director.

(c) If the Issuer’s Nominating and Corporate Governance Committee determines in good faith that a Director Designee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all directors or (ii) does not satisfy applicable legal requirements regarding service as a Director, the applicable nominating Stockholder shall have the right to designate a different Director Designee. Notwithstanding the foregoing, with respect to each Stockholder, at least one member, partner or senior employee of such Stockholder shall be eligible to serve in such Stockholder’s Director Designee position.

(d) In the event that any of the AEA Stockholders, OTPP Stockholder or TCP Stockholder has designated less than the total number of designees that it shall be entitled to designate pursuant to Section 2.1(a), then such Stockholder shall have the right, at any time, to designate such additional designee(s) to which it is entitled, in which case, the Issuer and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law), to (x) facilitate the election or appointment of such additional designee(s) to the Board, including by increasing the size of the Board or otherwise, and (y) appoint such additional designees to fill such newly created directorships or to fill any other existing vacancies.

(e) Except as provided in Section 2.1(a), if the number of individuals that any Stockholder has the right to designate for election to the Board is decreased pursuant to Section 2.1(a), then the corresponding number of Director Designees of such Stockholder shall immediately offer to tender his or her resignation for consideration by the Board and, if such resignation is requested by the Board, such Director Designee or Director Designees shall resign within thirty (30) days from the date that the Stockholder’s right to designate for election to the Board was decreased. Notwithstanding anything to the contrary herein, a Director Designee may resign at any time regardless of the period of time left in his or her then current term.

(f) Except as provided above and subject to the applicable provisions of the Certificate of Incorporation of the Issuer, each Stockholder shall have the sole and exclusive right to designate an AEA Designee, OTPP Designee or TCP Designee, as applicable (serving in the same class as the predecessor), to fill vacancies on the Board pursuant to Section 2.1(a) that are created by reason of death, removal or resignation of such Stockholder’s designees, subject to Section 2.1(c) and (e).

(g) The Issuer and each of the Stockholders shall take all actions necessary and within their control to give effect to the provisions contained in this Article II, including (i) in the case of the Issuer, soliciting proxies to vote for each Director Designee designated by the Stockholders and otherwise using its best efforts to cause each Director Designee designated by the Stockholders to be included in the slate of nominees recommended by the Issuer and elected as a Director of the Issuer, and (ii) in the case of the Stockholders, voting the Shares held directly or indirectly by such Stockholders (whether at a meeting or by consent) and any of their respective Affiliates, to cause the election or removal of the Director Designees designated by the Stockholders, in each case as provided for herein and otherwise using their best efforts to cause the Issuer to comply with its obligations hereunder. No Person shall take any action that would be inconsistent with or otherwise circumvent the provisions of this Agreement; provided that each of the AEA Stockholders, the OTPP Stockholder or the TCP Stockholder may, in its sole discretion, elect not to designate any individual for election to the Board as such Stockholder’s respective Director Designee.

(h) The Issuer and its Subsidiaries shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any of the Issuer’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with the Issuer’s reimbursement policies. If the Issuer adopts a policy that Directors own a minimum amount of equity in the Issuer, Director Designees shall not be subject to such policy.

(i) The Issuer and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of any of the Issuer’s Subsidiaries. The Issuer and its Subsidiaries shall enter into director and officer indemnification agreements substantially in the form attached as Exhibit B hereto, with each of the Director Designees.

Section 2.2. Controlled Company.

(a) The AEA Stockholders, the OTPP Stockholder and the TCP Stockholder acknowledge and agree that, (i) by virtue of this Article II, they are acting as a “group” within the meaning of the Stock Exchange rules as of the date hereof, and (ii) by virtue of the combined voting power of Shares held by the AEA Stockholders, the OTPP Stockholder and the TCP Stockholder, the Issuer shall qualify as a “controlled company” within the meaning of Stock Exchange rules as of the Closing Date.

(b) So long as the Issuer qualifies as a “controlled company” for purposes of Stock Exchange rules, the Issuer may elect to be a “controlled company” for purposes of Stock Exchange rules, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. If the Issuer ceases to qualify as a “controlled company” for purposes of Stock Exchange rules, the AEA Stockholders, the OTPP Stockholder, the TCP Stockholder and the Issuer will take whatever action may be reasonably necessary in relation to such party, if any, to cause the Issuer to comply with Stock Exchange rules as then in effect within the timeframe for compliance available under such rules.

ARTICLE III

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 3.1. Matters Requiring Consent. Notwithstanding anything herein or in the Certificate of Incorporation to the contrary, the Issuer and its Subsidiaries shall not, directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the actions set forth below without the prior written consent of (i) the AEA Stockholders, to the extent the AEA Stockholders are entitled to designate two (2) AEA Designees as of the date of such proposed action; (ii) the OTPP Stockholder, to the extent the OTPP Stockholder is entitled to designate two (2) OTPP Designee as of the date of such action; and/or (iii) the TCP Stockholder, to the extent the TCP Stockholder is entitled to designate two (2) TCP Designee as of the date of such action, in each case, so long as the number of Shares collectively Beneficially Owned by the AEA Stockholders, the OTPP Stockholder and the TCP Stockholder, as of the date of such proposed action, is at least thirty percent (30%) of the aggregate number of Shares outstanding immediately following the consummation of the IPO:

(a) increase or decrease the authorized number of Directors constituting the Board or the board of directors of any Subsidiary;

(b) terminate or appoint a Chief Executive Officer of the Issuer;

(c) in respect of the Issuer or any of its significant subsidiaries (as such term is defined under Rule 1-02(w) of Regulation S-X), initiate any voluntary election to wind up, liquidate or dissolve or to commence bankruptcy, insolvency, reorganization or relief proceedings or adopt a plan with respect thereto or admit in writing an inability to pay any indebtedness;

(d) acquire or dispose, or agree to acquire or dispose, of any assets or any business enterprise or division thereof, or invest in or enter into, any joint venture, alliance or other strategic or similar transaction, or agree to invest in or enter into any such transaction, for consideration in excess of two-hundred and fifty million ($250.0 million) in any single transaction or series of related transactions; or

(e) enter into or effect a Change in Control.

Section 3.2. Exculpation Among Stockholders. Each Stockholder acknowledges that it is not relying upon any person, firm or corporation, other than the public information filed by the Issuer with the SEC relating to its Shares, in making its investment or decision to sell, retain or further invest in the Issuer. Each Stockholder agrees that none of the Stockholders or the respective controlling persons, officers, directors, partners, agents, or employees of any Stockholder shall be liable to any other Stockholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

Section 3.3. Confidentiality. Each Stockholder agrees, for so long as such Stockholder owns any Shares and for a period of two (2) years following the date upon which such Stockholder ceases to own any Shares, to keep confidential, any non-public information provided to such Stockholder by the Issuer; provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or required by any governmental agency or other regulatory authority (including, without limitation, by deposition, interrogatory, request for documents, oral questions, subpoena, civil investigative demand, administrative proceeding or similar process); (ii) that is in the public domain or becomes generally available to the public, in each case, other than as a result of the disclosure by the parties in violation of this Agreement; (iii) is or becomes available on a non-confidential basis to a Stockholder from a source other than the Issuer; provided that such source is not subject to any obligation of confidentiality to the Issuer; (iv) is independently developed by Stockholder without violating this Agreement; (v) to a Stockholder’s advisors, representatives and Affiliates (which for the AEA Stockholders, the OTPP Stockholder and the TCP Stockholder shall include, directors, officers, employees, agents, financing sources and direct and indirect, current and prospective limited partners and investors in the ordinary course of their business); provided that such advisors, representatives and Affiliates shall have been advised of this Agreement and shall have been directed to comply with the confidentiality provisions hereof, or shall otherwise be bound by customary obligations of confidentiality, and the applicable Stockholder shall be responsible for any breach of or failure to comply with the provisions of this Section 3.3 applicable to Affiliates who receive confidential information about the Issuer from such Stockholder; or (vi) to any prospective purchaser of a Stockholder’s Shares; provided that (A) such prospective purchaser shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof, and (B) the prospective purchaser shall be responsible for any breach of or failure to comply with this Agreement by any of its Affiliates and such prospective purchaser agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its advisors, representatives and Affiliates from prohibited or unauthorized disclosure or use of any confidential information.

ARTICLE IV

ADDITIONAL PARTIES

Section 4.1. Additional Parties. Additional parties, provided they are Permitted Holders, may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a joinder to this Agreement substantially in the form attached as Exhibit A hereto (the “Joinder Agreement”) by the Issuer and the acceptance thereof by such additional parties and, to the extent permitted by Section 5.1, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such party as the Issuer, the Stockholders and such party may agree.

ARTICLE V

MISCELLANEOUS

Section 5.1. Amendment. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of each party hereto.

Section 5.2. Corporate Opportunities. Each Stockholder hereby represents, warrants and covenants to the Issuer and each other Stockholder that such Stockholder (i) understands that Article XI of the Certificate of Incorporation includes provisions that provide that the Issuer, to the fullest extent permitted by law and in accordance with Section 122(17) of the General Corporation Law of the State of Delaware, renounce any interest or expectancy in certain corporate opportunities that are presented to the parties hereto, subject to certain exceptions, and (ii) shall not vote in favor of amending, or otherwise seek to amend, Article XI of the Issuer’s Certificate of Incorporation without the written consent of each Stockholder that is a then-current Stockholder under the terms of this Agreement. In addition, the Issuer hereby agrees that it shall not seek to amend or remove Article XI of the Certificate of Incorporation in a manner adverse to any then-current Stockholder under the terms of this Agreement without the prior consent of such adversely effected Stockholder(s).

Section 5.3. Termination. This Agreement shall automatically terminate upon the earlier of (i) a Change in Control; (ii) written agreement of each of the AEA Stockholders, the OTPP Stockholder and the TCP Stockholder; or (iii) solely with respect to a particular Stockholder, the dissolution or liquidation of such Stockholder. In the event of any termination of this Agreement as provided in clauses (i) or (ii) of this Section 5.3, this Agreement shall forthwith become wholly void and of no further force or effect (except for this Article V) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article V. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 5.4. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Stockholders may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, the Issuer and each Stockholder covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that, to the fullest extent permitted by law, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Stockholders or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 5.5. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Section 5.4, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.6. Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Issuer or any successor or assign of the Issuer (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 5.7. Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile or electronic mail to the Issuer at the address set forth below and to any other recipient and to any holder of Shares at such address as indicated by the Issuer’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by electronic mail (provided confirmation of such electronic mail is received or such electronic mail is delivered during regular business hours on any Business Day to the respective email addresses below and no bounce-back or error message is received by the sender), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. If notice is given to the Issuer or to the Stockholders, a copy shall be sent to such party at the addresses set forth below:

(w) if to the Issuer, to:

Traeger, Inc.

1215 E Wilmington Ave., Suite 200

Salt Lake City, Utah 84106

Attention: Chair of the Nominating and Corporate Governance Committee

with a copy (which shall not constitute written notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Stelios G. Saffos

with a copy (which shall not constitute notice) to each of the AEA Stockholders, the OTPP Stockholder and the TCP Stockholder as specified below;

(x) if to the AEA Stockholders, to:

c/o AEA Investors LP

520 Madison Ave., 40th Floor

New York, NY 10022

Attention: Barbara L. Burns

(y) if to the OTPP Stockholder, to:

c/o Ontario Teachers’ Pension Plan

5650 Yonge Street

Toronto, Ontario M2M 4H5

Attention: Harj Shoan

(z) if to the TCP Stockholder, to:

c/o Trilantic Capital Partners

399 Park Avenue, 39th Floor

New York, NY 10022

Attention: James Manges

Section 5.8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 5.9. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 5.10. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 5.11. Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 5.13. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission (i.e., in portable document format), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 5.14. Entire Agreement. This Agreement, together with the Registration Rights Agreement and the Coordination Agreement, and all of the other exhibits, annexes and schedules hereto and thereto constitute the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any agreement executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto.

Section 5.15. Remedies. The Issuer and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Issuer or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 5.16. 30% Rule Compliance.

(a) Notwithstanding any other provision of this Agreement, no OTPP Entity (each, an “Applicable Entity”), shall be required or permitted to make any investment in the Issuer or any subsidiary thereof (each a “Group Company”), or take any action or step, or to cause any other person to take any action or step, that would be reasonably expected to cause any such Applicable Entity to be in breach of or to contravene the 30% Rule

(b) The Issuer and the Stockholders (for purposes of this Section 5.16, excluding the OTPP Shareholder) will co-operate with the relevant Applicable Entities to assist the Applicable Entities to comply with the 30% Rule in relation to their investment in the Issuer or any other Group Company and the exercise of the OTPP Shareholder’s rights under this Agreement. In furtherance of the foregoing, the Issuer and each Stockholder agrees to take (or omit to take) any action or step reasonably requested by any Applicable Entity, including, without limitation, a change in the authorized capital of a Group Company, that is necessary to avoid any breach or potential breach of the 30% Rule. The Stockholders agree to exercise their governance rights and cause their nominated directors to exercise their powers as such to comply with the foregoing. Notwithstanding anything contained in this Section 5.16, no Stockholder shall be required to take any action or step that has, or would reasonably be likely to have, a material adverse effect on such Stockholder’s economic, governance or other rights under this Agreement. In furtherance of the foregoing, each Stockholder and Group Company agrees that it shall not, without the OTPP Shareholder’s prior written consent, issue any new securities, redeem or repurchase securities or otherwise alter its capital structure in any way that would affect or adjust any Stockholder’s proportionate interest in the voting rights to appoint and remove directors (or similar persons) of any Group Company or would otherwise change the authorized or issued share capital of any Group Company or the rights attaching thereto if such change would result in a breach of the 30% Rule.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

TRAEGER, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

AEA TGP HOLDCO LP

By:
Name:
Title:

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

2594868 ONTARIO LIMITED

By:
Name:
Title:

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

TCP TRAEGER HOLDINGS SPV LLC

By:
Name:
Title:

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

EXHIBIT A

FORM OF JOINDER TO STOCKHOLDERS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement dated as of [ 🌑 ], 2021 (the “Stockholders Agreement”) among Traeger, Inc. and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Stockholder” under the Stockholders Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired Shares (to the extent permitted by the Stockholders Agreement) as if it had executed the Stockholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [ ], 202[ ]	[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

AGREED ON THIS [ ] day of [ ], 202[ ]:

EXHIBIT B

FORM OF DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT